Exhibit 10.2

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is entered into as of May 15, 2017 (the “Effective Date”), by and between 2929 SEVENTH ST., LLC, a California limited liability company (“Landlord”), and DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A.Landlord and Tenant entered into that certain Lease dated January 7, 2004 (the “Original Lease”), as amended by that certain First Amendment to Lease dated May 21, 2004, that certain Second Amendment to Lease dated October 4, 2010, that certain Third Amendment to Lease dated April 1, 2011 and that certain Fourth Amendment to Lease dated December 14, 2012 (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 40,702 rentable square feet (the “Premises”), located in the building located at 2929 7th Street, Berkeley, California (the “2929 Building”). In addition, pursuant to that certain Lease between Landlord and Tenant dated December 14, 2012 (the “2919 Lease”), Landlord leases approximately 14,461 rentable square feet in a building located at 2919 7th Street, Berkeley, California (the “2919 Building”).

B.The Lease by its terms shall expire on June 30, 2018 (the “Expiration Date”). Landlord and Tenant now desire to amend the Lease to provide for the extension of the Term of the Lease as to the Premises located in the 2929 Building only, and to address certain other matters, upon the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Incorporation of Recitals and Defined Terms.  The foregoing Recitals are hereby incorporated herein.  Capitalized terms which are not otherwise defined in this Fifth Amendment shall have the meanings set forth in the Lease.

2.Surrender of the 2919 Building.  The 2919 Lease shall terminate effective as of June 30, 2017, or such earlier date as may be mutually agreed to in writing by Landlord and Tenant (the “2919 Building Lease Termination Date”). Tenant shall vacate the 2919 Building on a day before the 2919 Building Lease Termination Date pursuant to the terms of Section 12.1 of the 2919 Lease; provided, however, that Tenant shall be under no obligation to remove or restore any alterations made to the 2919 Building.

3.Extension of Term of Lease; Additional Extension Option.

(a)The Term of the Lease as to the Premises is hereby extended for a period of 90 months from the current lease expiration date of June 30, 2018 (“Current Expiration Date”) and shall now expire on December 31, 2025 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Current Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

(b)The Term of the Lease shall be subject to one (1) extension option for an additional period of 24 months (the “Extension Option”), commencing on January 1, 2026 and expiring on December 31, 2027 (the “Optional Extended Term”), exercisable as follows:

(1)The Extension Option shall be upon the same material terms and conditions contained in the Lease, except that (i) the initial Monthly Base Rent for the Premises shall be 95% of the Fair Market Rent (as defined in Section 3(b)(2) below) for the Premises as of the first month of the Extension Option determined in the manner set forth in Section 3(b)(3) below, (ii) on each anniversary of the commencement date of the Optional Extended Term, the Monthly Base Rent shall increase three percent (3%), on a cumulative basis and (iii) Tenant shall accept the Premises in an “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises (subject, however, to the terms of Section 8.1 of the Lease).

(2)Tenant’s election to exercise the Extension Option must be given to Landlord in writing on or prior to December 31, 2024 (the “Extension Notice”). Within thirty (30) days of Landlord’s receipt of the Extension Notice, Landlord shall send Tenant written notice of Landlord’s determination of the Fair Market Rent for the Premises (the “Fair Market Rent Notice”).  For purposes of this Section, the term “Fair Market Rent” shall mean the base rental rate as of the date of the Fair Market Rent Notice for space comparable in size, type, location, build- out, condition and quality to the Premises under a primary lease (and not sublease) to new or renewing tenants leasing on an arms’ length basis, for a comparable term and same use with a tenant improvement allowance, free rent and other out-of- pocket concessions generally being granted at such time for such comparable space, making equitable adjustments for typical rental abatements, inducements and brokerage fees consistent with market rates, and taking into consideration such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in buildings in Emeryville/Berkeley, California. Notwithstanding anything to the contrary contained herein, the Extension Option shall automatically terminate and be of no further force or effect, whether or not Tenant has timely exercised the Extension Option, if a Default exists at the time of exercise of the Extension Option or at the time of commencement of the Optional Extended Term.

(3)If Tenant properly exercises the Extension Option in accordance with Section 3(b)(2) above, the Monthly Base Rent during the Optional Extended Term shall be determined in the following manner. The Monthly Base Rent as of the commencement of the Optional Extended Term shall be adjusted to an amount equal to the Fair Market Rent for the Premises as specified in the Fair Market Rent Notice, subject to Tenant’s right of arbitration as set forth below. If Tenant believes that the Fair Market Rent specified in the Fair Market Rent Notice exceeds the actual Fair Market Rent for the Premises as of the date of the Fair Market Rent Notice, then Tenant shall so notify Landlord within fifteen (15) days of Tenant’s receipt of the Fair Market Rent Notice. If Tenant fails to so notify Landlord within such 15-day period, Landlord’s determination of the Fair Market Rent shall be final and binding upon the parties.  If the parties are unable to agree upon the Fair Market Rent within ten (10) days after Landlord’s receipt of Tenant’s objection to the Fair Market Rent

Notice, the amount of Monthly Base Rent as of the commencement of the Optional Extended Term shall be determined as follows:

(i)Within 20 days after the 10-day period has expired, the parties have failed to agree on the Fair Market Rent, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the Optional Extended Term from a broker (“Tenant’s Broker”) licensed in the State of California and engaged in the laboratory brokerage business in Emeryville/Berkeley, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, the Monthly Base Rent for the Optional Extended Term shall be adjusted to an amount equal to the amount determined by Tenant’s Broker.

(ii)If Landlord does not accept such determination, within 15 days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker (“Landlord’s Broker”) licensed in the State of California and engaged in the laboratory brokerage business in Emeryville/Berkeley, California, for at least the immediately preceding five (5) years. Landlord’s Broker and Tenant’s Broker shall name a third broker,  similarly  qualified,  within  five  (5)  days  after  appointment  of Landlord’s Broker. Landlord’s Broker and Tenant’s Broker shall each determine the Fair Market Rent for the Premises as of the commencement of the Optional Extended Term for a term equal to the Optional Extended Term within 15  days after the appointment  of the third broker. The Monthly Base Rent payable by Tenant effective as of the commencement of the Optional Extended Term shall be adjusted to an amount equal to the determination of Fair Market Rent made by either Landlord’s Broker or Tenant’s Broker that the third broker finds to be closer to the Fair Market Rent.

(iii)Landlord  shall pay the costs and fees of Landlord’s Broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s Broker in connection with such determination. The costs and fees of any third broker shall be paid one-half by Landlord and one-half by Tenant.

(4)If the amount of the Fair Market Rent is not determined upon as of the commencement of the Optional Extended Term, then Tenant shall continue to pay the Monthly Base Rent for the Premises (or the portion of the Premises with respect to which the Extension Option has been exercised) in effect as of the commencement of the Optional Extended Term until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand, if there is any deficiency, or Landlord shall pay any overpayment to Tenant, if there is any overpayment.

(5)In connection with the extension of the Term pursuant to Tenant’s exercise of the Extension Option, the parties acknowledge and agree that Landlord shall not be responsible for the payment to any real estate broker, salesperson or finder claiming to have represented Tenant of any commission, finder’s fee or other compensation in connection with or as a consequence of Tenant’s exercise of the Extension Option, except for the third broker as set forth in Section 3(b)(3)(iv).

(6)Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 3(b) are personal to the original Tenant executing the Lease (“Named Tenant”) and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Tenant under this Section 3(b).

4.Base Monthly Rent.

(a)Premises Through Current Expiration Date.The Base Monthly Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Premises through and including the Current Expiration Date.

(b)Premises From Extended Term Through Extended Expiration Date. As of the Extension Date, the schedule of Base Monthly Rent payable with respect to the Premises during the Extended Term is the following:

Period	Base Monthly Rent	Monthly Rate/SF of Rentable Area
07/01/18 – 06/30/19	$152,632.50	$3.75
07/01/19 – 06/30/20	$157,211.48	$3.86
07/01/20 – 06/30/21	$161,927.82	$3.98
07/01/21 – 06/30/22	$166,785.65	$4.10
07/01/22 – 06/30/23	$171,789.22	$4.22
07/01/23 – 06/30/24	$176,942.90	$4.35
07/01/24 – 06/30/25	$182,251.19	$4.48
07/01/25 – 12/31/25	$187,718.72	$4.61

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

5.Operating Expenses and Taxes.  During the Extended Term, Tenant shall pay for Tenant’s Share of Operating Expenses and Taxes applicable to the Premises in accordance with the terms of the Lease.

6.Security Deposit. As of the Effective Date of this Fifth Amendment, the total Security Deposit under the Lease is $408,303.75, posted in the form of a letter of credit in favor of Landlord. On or after July 1, 2020, Tenant may request that Landlord reduce the amount of the Security Deposit based solely on the financial condition of Tenant at the time of such request. Tenant may request such reduction of the Security Deposit upon written notice to Landlord providing supporting documentation requested by Landlord in order for it to evaluate Tenant’s financial condition. All terms of Article 5 of the Lease shall continue to apply to the Security Deposit as redefined by this Section. Any such determination to adjust the Security Deposit shall be made in Landlord’s sole but reasonable discretion.

7.Tenant’s  Share.  For  the  period  commencing  with  the  2919  Building  Lease Termination Date and ending on the Extended Expiration Date (as may be extended), Tenant’s Share shall be adjusted appropriately to account for the termination of the 2919 Building Lease.

8.Restoration of Premises. Notwithstanding the obligations of Tenant under Section 12.1 of the Lease, so long as Tenant is not in Default, Landlord hereby waives any requirement that Tenant remove or restore any Tenant Alterations that were constructed or installed prior to February 16, 2017.

9.Parking. Effective as of the Effective Date, the number of unreserved parking spaces provided to Tenant pursuant to Section 1.(13) ( Parking) of the Lease is 122 spaces located on both surface lots and within parking structures within the aquatic park campus.

10.Improvements to Premises.

(a)Responsibility for Improvements to Premises; Improvement Allowance.

Landlord shall provide Tenant with an allowance in the amount of $814,040.00 (i.e., $20.00 per rentable square foot of the Premises) (the “TI Allowance”) to be used by Tenant for the design, permitting and construction of alterations to the Premises (the “TI Work”). The TI Work shall be at Tenant’s sole cost and expense, subject to the TI Allowance. The TI Work shall be subject to the following additional terms and conditions: (i) the terms of the Work Agreement as set forth on Exhibit A attached hereto; and (ii) Tenant may elect to have Wareham Property Group (an affiliate of Landlord) manage the TI Work, for a fee equal to four percent (4%) of the cost of the TI Work. No disbursement of the TI Allowance shall be made after June 30, 2019, and if Tenant has not fully drawn the TI Allowance prior to that date, Tenant shall have no right to request the disbursement of, and Landlord shall have no obligation to fund, any portion of the TI Allowance that remain undisbursed. Notwithstanding anything in the Lease or this Fifth Amendment to the contrary, Landlord shall have no obligation to disburse any portion of the TI Allowance if a Default exists as of the date Tenant requests such disbursement.

11.Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Fifth Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

(a)Removal of Tenant Alterations. Section 9.1(b) of the Lease is hereby deleted and replaced with the following:

All Tenant Additions, whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article 12, Tenant may remove them or is required to remove them at  Landlord’s  request;  provided,  however,  notwithstanding  the provisions of Article 12 or this Section 9.1 to the contrary, at the time Tenant requests Landlord’s consent to a proposed Tenant Alteration, or before the commencement of any Tenant Alterations for which Landlord’s consent is not required, Tenant may ask Landlord in writing whether Landlord will require that the Tenant Alterations be removed on expiration or earlier termination of the Term.

(b)Inspection by a CASp in Accordance with Civil Code Section 1938.  To Landlord’s actual knowledge, the property being leased or rented pursuant to the Lease (as amended by this Fifth Amendment) has not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Fifth Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.

12.Brokers.  Landlord represents that it has dealt with no broker in connection with this Fifth Amendment. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Landlord for a commission, finder’s fee or other compensation in connection with this Fifth Amendment. Tenant represents that it has dealt with no broker in connection with this Fifth Amendment other than CRESA Partners. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented such party for a commission, finder’s fee or other compensation in connection with this Fifth Amendment other than CRESA Partners. Landlord shall pay any brokerage commission due to CRESA Partners in connection with this Fifth Amendment.

13.Authority.  This Fifth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Fifth Amendment.

14.Status of Lease. Except as amended hereby, the Lease is unchanged, and, as amended hereby, the Lease remains in full force and effect.

15.Miscellaneous.

(a)This  Fifth  Amendment  and  the  attached  exhibits,  which  are  hereby incorporated into  and made a part of this Fifth Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance (other than TI Allowance provided for in Exhibit A), leasehold improvements, or other Work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Fifth Amendment.

(b)In the case of any inconsistency between the provisions of the Lease and this Fifth Amendment, the provisions of this Fifth Amendment shall govern and control.

(c)This Fifth Amendment shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of this Fifth Amendment to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, this Fifth Amendment shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Fifth Amendment as of the date first set forth above.

LANDLORD:	TENANT:

2929 SEVENTH ST., LLC, a California limited liability company	DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation

By: Wareham-NZL, LLC, a California limited liability company, its Manager

By:	/s/ RICHARD K. ROBBINS	By:	/s/ MICHAEL OSTRACH
By:	Richard K. Robbins	Print Name: Michael Ostrach
Manager		Its: Senior Vice President

EXHIBIT A

WORK AGREEMENT

THIS WORK AGREEMENT (this “Work Agreement”) is attached to and made a part of that certain Lease dated January 7, 2004 as amended from time to time (the “Lease”) between 2929 Seventh St., LLC, a California limited liability company (“Landlord”), and Dynavax Technologies Corporation, a Delaware corporation (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease. This Work Agreement sets forth the terms and conditions relating to the construction of TI Work in the Premises.

SECTION 1

TI ALLOWANCE; TI WORK

1.1TI Allowance/TI Work. Tenant shall be entitled to the TI Allowance for the TI Work, as such terms are defined in Section 10(a) of the Fifth Amendment to Lease, to which this Exhibit is attached. In no event shall Landlord be obligated to make disbursements pursuant to this Work Agreement in a total amount which exceeds the TI Allowance. Tenant must complete all TI Work and have submitted Payment Request Supporting Documentation (defined below) for such work no later than the date set forth in Section 10 of the Fifth Amendment to Lease in order to be entitled to receive the TI Allowance for the TI Work.

1.2Disbursement of the TI Allowance.

(a)TI Allowance Items. Except as otherwise set forth in this Work Agreement, the TI Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “TI Allowance Items”):

(i)Payment of the fees of the Architect and the Building Consultants (as those terms are defined below), fees and costs reasonably incurred by Landlord for the review of the Construction Drawings, Space Plan and Working Drawings (as those terms are defined below) by Landlord or by Landlord’s third party consultants, and any construction management fee to Wareham Property Group if Tenant engages Wareham Property Group to manage the TI Work;

(ii)The payment of plan check, permit and license fees relating to the TI Work, including, without limitation, building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the TI Work;

(iii)The cost of construction of the TI Work, including, without limitation, labor, materials, equipment, fixtures, after hours charges, testing and inspection costs, freight elevator usage, trash removal costs, and contractors’ fees and general conditions;

(iv) The cost of any changes to the Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; and

(v)The cost of any changes to the Construction Drawings (defined below) or TI Work required by applicable building codes (collectively, “Code”).

(b)Disbursement of TI Allowance. During the design and construction of the TI Work, Landlord shall make monthly disbursements of the TI Allowance to reimburse Tenant for TI Allowance Items and shall authorize the release of funds as follows. Notwithstanding the foregoing, Tenant may only request up to 50% of the TI Allowance in 2017 and the remaining 50% of the TI Allowance after January 1, 2018 (subject to the limitations set forth in Section 10 of the Fifth Amendment to Lease).

(i)On or before the fifth (5th) day of each calendar month (or such other date as Landlord may designate in writing in advance), Tenant shall deliver to Landlord:

(A)  a request for payment from Contractor (defined below) approved by Tenant and the Architect (hereafter defined), in a form to be provided or reasonably approved in advance by Landlord, including a schedule of values and showing the percentage of completion, by trade, of the TI Work,  which  details  the  portion  of  the  Work  completed  and  the  portion  not  completed;

(B)  invoices from all of Tenant’s Agents (defined below) for labor rendered and materials delivered to the Premises; (C) executed conditional mechanic’s lien releases from all of Tenant’s Agents who have lien rights with respect to the subject request for payment (along with unconditional mechanics’ lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) in compliance with all applicable laws; and (D) all other information reasonably requested by Landlord (collectively, the “Payment Request Supporting Documentation”).

(ii)Within thirty (30) days after Tenant’s delivery to Landlord of all Payment Request Supporting Documentation, Landlord shall deliver to Tenant payment in an amount equal to the lesser of:  (x) the amount so requested by Tenant, as set forth above, less (i) the applicable Over-TI Allowance Amount (defined in Section 3.2(a) below and (ii) a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (y) the balance of any remaining available portion of the TI Allowance (not including the Final Retention), provided that if Landlord, in good faith, disputes any item in a request for payment based on non-compliance of any TI Work with the Approved Working Drawings (defined below) and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for  its dispute (a “Draw Dispute Notice”) within five (5) business days following Tenant’s submission of its Payment Request Supporting Documentation, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently resolve any such dispute. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the Work furnished or materials supplied as set forth in Tenant’s payment request.

(iii)Subject to the provisions of this Work Agreement, following the final completion of construction of the TI Work, Landlord shall deliver to Tenant a check made payable to Tenant, or a check or checks made payable to another party or parties as reasonably requested by Tenant, in the amount of the Final Retention, provided that (A) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases from all of Tenant’s Agents in compliance with all applicable laws, as reasonably determined by Landlord; (B) Landlord has determined in good faith that there is no non-compliance with the Approved Working Drawings (defined below) which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building; (C) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the TI Work has been finally completed; (D) Tenant supplies Landlord with evidence that all governmental approvals required for an occupant to legally occupy the Premises have been obtained; and (E) Tenant has fulfilled its Completion Obligations (defined below) and has otherwise complied with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, closeout documentation regarding the general contractor,  financial close-out matters, and Tenant’s vendors.

SECTION 2

CONSTRUCTION DRAWINGS

2.1Selection of Architect; Construction Drawings. Tenant shall retain an architect approved in writing, in advance by Landlord, such approval not to be unreasonably withheld (the “Architect”) to prepare the Construction Drawings. Tenant shall retain engineering consultants approved in writing, in advance by Landlord, such approval not to be unreasonably withheld or delayed (the “Building Consultants”) to prepare all plans and engineering Working drawings and perform all Work relating to mechanical, electrical and plumbing (“MEP”), HVAC/Air Balancing, life-safety, structural, sprinkler and riser Work.

The plans and drawings to be prepared by Architect and the Building Consultants hereunder (i.e., both the Space Plan and the Working Drawings, as each term is defined below) shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined or approved by Landlord and shall be subject  to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. All MEP drawings must be fully engineered and cannot be prepared on a “design-build” basis. Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2Space Plan. Tenant shall supply Landlord for Landlord’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) with four (4) copies signed by Tenant of its space plan for the Premises (the “Space Plan”) before any architectural Working drawings or engineering drawings have been commenced.  The Space Plan shall include a layout and designation of all laboratory facilities, offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Space Plan.   Landlord shall advise  Tenant within fifteen (15) business days after Landlord’s receipt of the  Space  Plan (or, if applicable, such additional information requested by Landlord pursuant to the provisions of the immediately preceding sentence) if the same is approved or is unsatisfactory or incomplete in any respect. Landlord’s failure to respond within such fifteen (15) business day period shall be deemed approval by Landlord. Upon any disapproval by Landlord, Tenant shall promptly cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

2.3Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Architect and the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements, to enable the Architect and the Building Consultants to complete the Working Drawings and shall cause the Architect and the Engineers to promptly complete the architectural and engineering drawings, and Architect shall compile a fully coordinated set of drawings, including but not limited to architectural, structural, mechanical, electrical, plumbing, fire sprinkler and life safety in a form which is complete to allow subcontractors to bid on the Work and to obtain all applicable permits (collectively, the “Working

Drawings”) and shall submit the same to Landlord for Landlord’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall supply Landlord with four (4) copies signed by Tenant of the Working Drawings. Landlord shall advise Tenant within fifteen (15) business days after Landlord’s receipt of the Working Drawings if Landlord, in good faith, determines that the same are approved or are unsatisfactory or incomplete. Landlord’s failure to respond within such fifteen (15) business day period shall be deemed approval by Landlord. If Tenant is so advised, Tenant shall promptly revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require.

2.4Landlord’s Approval. Tenant acknowledges that it shall be deemed reasonable for Landlord to disapprove the Space Plan and any subsequent Working Drawings unless, at a minimum, the same are prepared on the basis that: (a) the TI Work as specified and designed comply with the requirements of the Project’s Sustainability Practices and the applicable Green Building Standards, and (b) the sprinkler systems shall be designed in compliance with the specifications provided by FM Global. Additionally, Landlord’s approval of any matter under this Work Agreement may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Work Agreement or would adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building.

SECTION 3

CONSTRUCTION OF THE TI WORK

3.1Tenant’s Selection of Contractors.

(a)The Contractor. Tenant shall retain a general contractor approved in writing, in advance by Landlord, such approval not to be unreasonably withheld, to construct the TI Work (“Contractor”).

(b)Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, in Landlord’s reasonable discretion (Landlord will approve or disapprove Tenant’s Agents within ten (10) days following Tenant’s written request), provided that Landlord will require Tenant to retain the Building Consultants. All of Tenant’s Agents shall be licensed in the State of California, capable of being bonded and union-affiliated in compliance with all then existing master labor agreements.

3.2Construction of TI Work by Tenant’s Agents.

(a)Construction Contract. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the TI Work, Tenant shall provide Landlord with a schedule of values consisting of a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, for all TI Allowance Items in connection with the design and construction of the TI Work, which costs form the basis for the amount of the Contract, segregated and allocated, as applicable, for the Premises (“Final Costs”). Prior to the commencement of construction of the TI Work, Landlord and Tenant shall identify the amount by which the Final Costs exceeds the TI Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the TI

Work) (the “Over-Allowance Amount”), and in the event there is any Over-Allowance Amount, Landlord will reimburse Tenant on a monthly basis, as described in Section 1.2(b)(ii) above, for a percentage of each amount requested  by the Contractor or otherwise to be disbursed under this Work Agreement, which percentage shall be equal to the TI Allowance divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other TI Allowance Items incurred prior to the commencement of construction of the TI Work), and Tenant shall be solely responsible for any Over-Allowance Amount. If there is no Over-Allowance Amount, Landlord shall pay the amount requested by the Contractor or otherwise to be disbursed under this Work Agreement in accordance with Section 1.2(b)(ii) above. If, after the Final Costs have been initially determined, the costs relating to the design and construction of the TI Work shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and Landlord’s reimbursement percentage, shall be recalculated in accordance with the terms of the immediately preceding sentence. Notwithstanding anything set forth herein to the contrary, construction of the TI Work shall not commence until Tenant has procured and delivered to Landlord a copy of all Permits necessary for the applicable TI Work.

(b)Construction Requirements.

(i)Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Construction of the TI Work shall comply with the following: (A) the TI Work shall be constructed in strict accordance with the Approved  Working Drawings and Landlord’s then-current published construction  guidelines;  (B) Tenant’s Agents shall submit schedules of all Work relating to the TI Work to Landlord, and Landlord shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are reasonable and  necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (C) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of contractor parking, materials delivery, freight, loading dock and service elevators, any required shutdown of utilities (including life-safety systems), storage of materials, coordination of Work with the contractors of Landlord, and any other matter in connection with this Work Agreement, including, without limitation, the construction of the TI Work.

(ii)Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the TI Work and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (A) to permit Tenant to complete the TI Work, and (B) to enable Tenant to obtain any related building permit or certificate of occupancy.

(iii)Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the TI Work for which it is responsible shall be free from any defects in Workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all Work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the Work performed by such contractor or subcontractor. The correction of such Work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the TI Work, and/or the Building and/or common areas that  are damaged or disturbed thereby.  All such warranties or guarantees as to materials or Workmanship of or with respect to the TI Work shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances as may be necessary to effect such right of direct enforcement.

(c)Insurance Requirements.

(i)General Coverages.  All of Tenant’s Agents shall carry employer’s liability and Worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including personal and bodily injury, property damage and completed operations liability, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(ii)Special Coverages.  Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the TI Work, and such other insurance as Landlord may require, it being understood and agreed that the TI Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as  may be reasonably required by Landlord, and shall be in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii)General Terms. Certificates for all of the foregoing insurance coverage shall be delivered to Landlord before the commencement of construction of the TI Work and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty

(30) days’ prior written notice of any cancellation of such insurance. In the event that the TI Work are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the TI Work are fully completed and accepted by Landlord, except for any Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for one (1) year following completion of the Work and acceptance by Landlord and Tenant. All policies carried hereunder shall insure Landlord, Wareham Property Group as Landlord’s manager, and Tenant, as their interests may appear, as well as Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease and/or this Work Agreement.

(d)Governmental Compliance. The TI Work shall comply in all respects with the following: (i) the Code and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code;

(iii) building material manufacturer’s specifications, and (iv) the Project’s Sustainability Practices and the applicable Green Building Standards.

(e)Inspection by Landlord. Landlord shall have the right to inspect the TI Work at all times during normal business hours and upon at least twenty-four (24) hours’ notice to Tenant, provided however, that Landlord’s failure to inspect the TI Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the TI Work constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the TI Work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or reasonable disapproval by Landlord of, the TI Work shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the TI Work, and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems reasonably necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the TI Work until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

(f)Meetings. Tenant shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of the Construction Drawings and the construction of the TI Work, which meetings shall be held at a location designated or reasonably approved by Landlord, and Landlord and/or its agents shall receive prior written notice  of, and shall have  the  right to attend, all such meetings. Upon Landlord’s reasonable prior written request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, and Landlord will be included in the distribution list for such minutes. One such meeting each month shall include the review of Contractor’s current request for payment.

3.3Notice of Completion; Copy of Record Set of Plans. Following completion of construction of the TI Work, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of Alameda County and shall furnish a copy thereof to Tenant. Within thirty (30) days following the completion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord such updated drawings in accordance with Landlord’s then-current CAD Requirements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Tenant’s obligations set forth in this Section are collectively referred to as the “Completion Obligations.”

SECTION 4

LANDLORD WORK

Tenant shall accept the Premises in its then existing, “AS-IS” condition (other than TI Work), and there is no Landlord Work to be performed in the Premises.

SECTION 5

MISCELLANEOUS

5.1Tenant’s Representative. Prior to commencement of the TI Work, Tenant shall notify Landlord in writing of Tenant’s designated sole representative with respect to the matters set forth in this Work Agreement, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement, which designation shall remain effective until further notice to Landlord. Tenant may change Tenant’s representative upon three (3) business days’ notice to Landlord.

5.2Landlord’s Representative. Landlord has designated Chris Barlow as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as  required in this Work Agreement. Landlord may change Landlord’s representative upon three (3) business days’ notice to Tenant.

5.3Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default by Tenant under the Lease (including, without limitation, this Work Agreement) has occurred at any time on or before the substantial completion of the TI Work, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the TI Allowance until such time as such Default is cured pursuant to the terms of the Lease.

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